Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to the reference to our name and the description of our role in the valuation process described in the headings “Net Asset Value Calculation and Valuation Procedures—Valuation Policy—Independent Valuation Advisor,” “Net Asset Value Calculation and Valuation Procedures—Current NAV Per Share” and “Experts” in the base prospectus, dated February 11, 2022, being included in Post-Effective Amendment No. 11 to the Registration Statement on Form S-11 (File No. 333-255376) of Ares Industrial Real Estate Income Trust Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

In addition, we hereby consent to the reference to our name and the description of our role in the valuation process described in the headings “March 31, 2022 NAV Per Share” and “Experts” in Supplement No. 1, dated April 14, 2022 to the base prospectus being included in Post-Effective Amendment No. 11 to the Registration Statement on Form S-11 (File No. 333-255376) of Ares Industrial Real Estate Income Trust Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
April 14, 2022	Altus Group U.S. Inc.